EXHIBIT 5.1

[Letterhead of Appleby Spurling Hunter]

Cooper Industries, Ltd.
Cedar House
41 Cedar Avenue
Hamilton HM12
Bermuda

Dear Sirs	9 November 2004

Cooper Industries, Ltd. (the “Company”)

We have acted as legal counsel to the Company in Bermuda in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 in relation to the registration of an additional 5,000,000 Class A Common Shares of par value US$0.01 each (the “Shares”) in the share capital of the Company (the “Registration Statement”) which Shares have been reserved for issuance under the Cooper Industries, Inc. Amended and Restated Stock Incentive Plan (the “Plan”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”). Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Plan.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

Cooper Industries, Ltd.
9 November 2004

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Plan);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Plan constitutes and that any Awards given pursuant to the terms of the Plan will constitute the legal, valid and binding obligations of each of the Participants thereto, other than the Company;

(g)	that the Plan has been validly authorised, executed and delivered by each of the Participants thereto, other than the Company, and the performance thereof is within the capacity and powers of each such Participant thereto;

(h)	that the Plan will effect, and will constitute legal, valid and binding obligations of each of the Participants thereto, enforceable in accordance with its terms, under the laws of the State of Ohio and the applicable Federal laws by which it is expressed to be governed;

(i)	that the Plan is in the proper legal form to be admissible in evidence and enforced in the courts of Ohio and in accordance with the laws of Ohio and applicable Federal laws;

(j)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the Plan or which would have any

Cooper Industries, Ltd.
9 November 2004

implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Plan is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(k)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company and Shareholders in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Plan, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(l)	that the Company has entered into its obligations under the Plan in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Plan would benefit the Company;

(m)	that the Company has sufficient authorised Class A Common Shares to satisfy the requirements of the Plan;

(n)	that when the Shares are issued in accordance with the terms of the Plan, the issue price (in whatever form) will not be less than the par value of the Shares;

(o)	that at the time of issue of any Awards, or of any Shares pursuant to the exercise of any Awards, the Committee remains a duly constituted committee of the Board of Directors of the Company having the same powers and authorities as it has at the date of this opinion;

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9 November 2004

(p)	that the approval of the issue of any Awards and of any Shares under the Awards pursuant to the Plan, is made at a duly convened and quorate meeting of the Committee in a manner complying with the terms of its constitution therein in force and the Constitutional Documents and within the authority then given to the Committee by the Board of Directors of the Company;

(q)	that, if upon the exercise of an Award granted in the form of a Stock Option, the new Shares are paid for as envisioned by Section 7.4 of the Plan, the provisions of Section 42A of the Companies Act 1981 of Bermuda will have been satisfied; and

(r)	that when executed, any documents presented to us is in draft form will not differ in any material respect from the drafts we have examined for the purposes of this opinion.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that when duly issued and paid for pursuant to and in accordance with the terms of the Plan, the Resolutions, and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid, non-assessable shares of the Company.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

Cooper Industries, Ltd.
9 November 2004

(b)	Any reference in this opinion to the Shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increase his liability to contribute to the share capital of, or otherwise to pay money to the Company.

(c)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(d)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the Plan by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(e)	We have relied upon statements and representations made to us in the Certificate provided to us by an authorised officer of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Certificate, and we qualify such opinion to the extent that the statements or representations made in the Certificate are not accurate in any respect.

Cooper Industries, Ltd.
9 November 2004

Disclosure

This opinion is addressed to you solely for your benefit in connection with the Registration Statement and is not to be made available to any other person or entity, nor relied upon by any other person or entity, or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby Spurling Hunter

Cooper Industries, Ltd.
9 November 2004

FIRST SCHEDULE

1.	An electronic draft of the Registration Statement on Form S-8, pursuant to which the Company will register an additional 5,000,000 Class A Common Shares of par value US$0.01 each in the share capital of the Company excluding the exhibits and excluding the documents incorporated by reference (the “Registration Statement”).

2.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted on 14 May 2002 for the Company (collectively referred to as the “Constitutional Documents”).

3.	Certified copies of the following:

3.1	Minutes of the Meetings of the Board of Directors of the Company held on 10 and 11 February 2004 at which the Plan and the Shares to be issued thereunder were approved, subject to the approval of the Company’s Shareholders; and

3.2	Minutes of the Annual General Meeting of the Shareholders of the Company held on 27 April 2004 at which the Plan and the Shares to be issued thereunder were approved.

(The documents referred to in 3.1 to 3.2 above are collectively referred to as the “Resolutions”).

4.	Certificate of Incumbency in respect of the Company dated 8 November 2004.

5.	A certified copy of the Register of Directors and Officers in respect of the Company as of 8 November 2004;

6.	An electronic copy of the Cooper Industries, Inc. Amended and Restated Stock Incentive Plan (Amended and Restated 11 February 2004) which formed an Appendix to the Proxy Statement issued by the Company for the 2004 Annual Meeting of Shareholders convened on 27 April 2004 (the “Plan”).

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9 November 2004

7.	A copy of the letter from the Bermuda Monetary Authority dated 15 May 2002 consenting to the issue of the Shares.

8.	A faxed copy of an Officer’s Certificate dated 8 November 2004 and signed by Barbara A. Widra, Assistant Secretary of the Company (the “Certificate”).